Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

BALTIC TRADING LIMITED TAKES DELIVERY OF FIRST OF FOUR ULTRAMAX VESSELS

Baltic Hornet to Commence Spot Market-Related Time Charter

New York, New York, October 29, 2014 – Baltic Trading Limited (NYSE:BALT) (“Baltic Trading” or the “Company”) announced today that it has taken delivery of the Baltic Hornet, a 64,000 dwt Ultramax newbuilding. The Baltic Hornet is the first of four Ultramax vessels to be delivered to the Company under Baltic Trading’s previously announced agreements with Yangfan Group Co., Ltd.

The Baltic Hornet is expected to deliver to its charterer, Swissmarine, on or about November 1, 2014 to commence a spot market-related time charter for 12 to 15 months. The rate for the spot market-related time charter, which is subject to the completion of definitive documentation, is based on 115.5% of the average of the daily rates of the Baltic Supramax Index (BSI) published by the Baltic Exchange, as reflected in daily reports.

The Company used available cash as well as funds from its $16.8 million credit facility, which the Company and its subsidiary Baltic Hornet Limited entered into on October 8, 2014, to pay the remaining balance of approximately $19.5 million for the Baltic Hornet. The facility was entered into with ABN AMRO Capital USA LLC and its affiliate as the Company disclosed in Form 8-K filed on October 10, 2014, and certain obligations of the Company thereunder are insured by China Export & Credit Insurance Corporation (Sinosure).

About Baltic Trading Limited

Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading Limited’s current fleet consists of four Capesize, four Supramax, one Ultramax and five Handysize vessels with an aggregate capacity of approximately 1,159,000 dwt. After the expected delivery of the remaining three Ultramax newbuildings that Baltic Trading has agreed to acquire, we will own 17 drybulk vessels, consisting of four Capesize, four Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,351,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) the completion of definitive documentation with respect to charters; (ii) the fulfillment of the closing conditions under, or the execution of additional documentation for, the Company’s agreements to acquire vessels; (iii) obtaining, completion of definitive documentation for, and funding of financing for the vessel acquisitions on acceptable terms; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its subsequent reports on Form 10-Q and Form 8-K.

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